Exhibit 99.1

Vera Bradley Announces Fiscal 2014 Second Quarter Financial Results

•	Net revenues increased 1.9% to $125.4 million.

•	Direct net revenues increased 14.2%, including a decrease of 3.7% in comparable-store sales; Indirect net revenues decreased 12.2%.

•	Diluted EPS were $0.37 compared to $0.33 in the second quarter of fiscal 2013.

FORT WAYNE, Ind., September 11, 2013 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2014 second quarter ended August 3, 2013. The Company reported net revenues of $125.4 million for the second quarter, compared to $123.0 million in the second quarter of fiscal 2013, an increase of $2.3 million, or 1.9%. Diluted earnings per share for the quarter were $0.37, an increase of 11.6% over earnings per share in the second quarter of fiscal 2013.

“We managed through considerable headwinds in the second quarter, yet delivered results in line with our expectations,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Nonetheless, our product offering underperformed in the midst of an uncertain consumer environment, which affected traffic in our retail stores. While we are encouraged by our strategic progress and remain optimistic about our long-term prospects, we continue to have a cautious outlook for the remainder of the year.”

In the Direct segment, revenues increased 14.2% to $75.0 million, as a result of growth across all channels. In stores, net revenues grew 23.7% during the quarter, primarily a result of opening 20 full-price and four outlet stores since the second quarter of fiscal 2013. Comparable store sales decreased 3.7% during the quarter due to underperformance of the product offering and reduced traffic. E-commerce revenue grew 1.4% due to continued growth in website traffic, offset by reduced conversion. Indirect revenues decreased 12.2% to $50.4 million, primarily due to cautious ordering from specialty retailers.

Gross profit for the second quarter increased 4.6% to $71.8 million, resulting in a gross margin of 57.2%, compared to 55.8% for the same period in the prior year. The second quarter increase in gross margin was due primarily to fewer incentives offered to specialty retailers compared to the prior year.

Total SG&A expense was $48.3 million for the second quarter, compared to $47.8 million in the prior year. SG&A as a percentage of net revenues was favorable by 30 basis points compared to the same period in prior year, due primarily to cost management efforts, as well as reductions in variable compensation expense associated with company performance. This benefit was partially offset by the deleveraging of store operating expenses.

Operating income increased 10.4% to $24.1 million, or 19.2% of net revenues, in the second quarter compared to operating income of $21.8 million, or 17.7% of net revenues, in the second quarter of fiscal 2013.

Net income for the quarter increased $1.6 million to $15.0 million, or $0.37 per diluted share, compared to $13.4 million, or $0.33 per diluted share, in the second quarter of fiscal 2013.

Year-to-Date Results

For the twenty-six weeks ended August 3, 2013, net revenues increased 3.4% to $248.4 million, from $240.2 million in the same period in the prior year. By segment, Direct revenues increased 19.0% to $148.7 million, with a comparable-store sales decline of 1.8%. Indirect revenues decreased 13.5% to $99.7 million.

Operating income decreased 7.9% to $39.3 million, or 15.8% of net revenues, for the twenty-six weeks compared to operating income of $42.6 million, or 17.7% of net revenues, in the prior year.

Net income for the twenty-six weeks decreased 7.2% to $24.1 million, or $0.59 per diluted share, compared to $26.0 million, or $0.64 per diluted share, a year ago.

Cash flow from operations for the twenty-six weeks ended August 3, 2013 totaled $27.0 million compared to $25.5 million for the same period in the prior year.

Outlook

For the third quarter of fiscal 2014, the Company expects net revenues to be in a range of $128 million to $130 million, compared to $138 million in the third quarter of fiscal 2013. Gross margin for the third quarter is expected to decline over the prior year by 280 to 300 basis points primarily due to a shift in sales mix between the full-price and discount channels and increased promotional activity.

Diluted earnings per share are expected to be in a range of $0.33 to $0.35. The earnings per share estimate assumes an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million.

For fiscal 2014, the Company expects net revenues to be in a range of $535 million to $540 million. Gross margin for fiscal 2014 is expected to decline 100 to 125 basis points.

Diluted earnings per share for the full year are expected to be in a range of $1.47 to $1.52. This guidance includes an effective tax rate of 38% and fully diluted weighted average shares outstanding of 40.6 million.

Call Information

A conference call to discuss fiscal 2014 second quarter results is scheduled for today, September 11, 2013, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through December 10, 2013. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 1575606.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues increased by 17% to $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

(203) 682-8200

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 3, 2013	February 2, 2013	July 28, 2012
Assets
Current assets:
Cash and cash equivalents	$9,331	$9,603	$7,612
Accounts receivable, net	35,494	34,811	49,279
Inventories	142,864	131,562	117,895
Prepaid expenses and other current assets	9,706	11,016	8,177
Deferred income taxes	12,372	11,348	8,396

Total current assets	209,767	198,340	191,359
Property, plant, and equipment, net	82,346	77,211	70,220
Other assets	1,438	1,768	1,669

Total assets	$293,551	$277,319	$263,248

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,224	$14,853	$45,016
Accrued employment costs	8,442	14,162	11,209
Other accrued liabilities	19,967	16,532	17,693
Income taxes payable	2,026	7,094	—
Current portion of long-term debt	—	58	90

Total current liabilities	56,659	52,699	74,008
Long-term debt	—	15,037	25,301
Deferred income taxes	6,123	6,078	4,314
Other long-term liabilities	11,300	9,250	8,474

Total liabilities	74,082	83,064	112,097

Shareholders’ equity:
Additional paid-in capital	77,029	75,675	74,752
Retained earnings	143,330	119,190	76,319
Accumulated other comprehensive income	(890)	(610)	80

Total shareholders’ equity	219,469	194,255	151,151

Total liabilities and shareholders’ equity	$293,551	$277,319	$263,248

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net revenues	$125,372	$123,037	$248,405	$240,238
Cost of sales	53,599	54,425	108,166	106,324

Gross profit	71,773	68,612	140,239	133,914
Selling, general, and administrative expenses	48,336	47,833	103,563	95,024
Other income	630	1,020	2,581	3,719

Operating income	24,067	21,799	39,257	42,609
Interest expense, net	82	152	223	343

Income before income taxes	23,985	21,647	39,034	42,266
Income tax expense	9,034	8,274	14,894	16,267

Net income	$14,951	$13,373	$24,140	$25,999

Basic weighted-average shares outstanding	40,603	40,532	40,592	40,524
Diluted weighted-average shares outstanding	40,623	40,568	40,624	40,557
Basic earnings per share	$0.37	$0.33	$0.59	$0.64
Diluted earnings per share	$0.37	$0.33	$0.59	$0.64

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012
Cash flows from operating activities
Net income	$24,140	$25,999
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	6,796	4,759
Provision for doubtful accounts	(117)	347
Loss on disposal of property, plant, and equipment	9	25
Stock-based compensation	1,820	1,431
Deferred income taxes	(1,039)	(277)
Changes in assets and liabilities:
Accounts receivable	(566)	(11,529)
Inventories	(11,507)	(10,928)
Prepaid expenses and other assets	1,640	(641)
Accounts payable	11,371	17,740
Income taxes payable	(5,068)	(1,705)
Accrued and other liabilities	(475)	240

Net cash provided by operating activities	27,004	25,461

Cash flows from investing activities
Purchases of property, plant, and equipment	(11,976)	(22,704)

Net cash used in investing activities	(11,976)	(22,704)

Cash flows from financing activities
Payments on financial-institution debt	(45,000)	(62,750)
Borrowings on financial-institution debt	30,000	63,000
Tax withholdings for equity compensation	145	(269)
Other financing activities, net	(406)	(43)

Net cash used in financing activities	(15,261)	(62)

Effect of exchange rate changes on cash and cash equivalents	(39)	(5)

Net increase (decrease) in cash and cash equivalents	(272)	2,690
Cash and cash equivalents, beginning of period	9,603	4,922

Cash and cash equivalents, end of period	$9,331	$7,612